Exhibit 5.2

To:
FERGUSON ENTERPRISES INC.
(in its capacity as issuer of the Senior Notes under the Indenture (each as defined below)) (the “Issuer”)

FERGUSON UK HOLDINGS LIMITED (in its capacity as the provider of the Guarantee (as defined below) in respect of the Senior Notes under the Indenture) (the “English Guarantor”)

22 September 2025

SIGNED PDF BY EMAIL

Offering of $750,000,000 of 4.350% Senior Notes due 2031 of Ferguson Enterprises Inc. – English Law Legal Opinion

We have acted as legal adviser as regards matters of English law to the English Guarantor in connection with the offer and sale of $750,000,000 of 4.350% senior notes due 2031 (the “Senior Notes”) pursuant to a Registration Statement on Form S-3 (Nos. 333-282398 and 333-282398-01) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 30, 2024 (such Registration Statement as amended or supplemented, which became effective automatically upon filing, the “Registration Statement”).  The Senior Notes are to be issued pursuant to the Indenture (as defined below). The Indenture provides that the Senior Notes are to be guaranteed by the English Guarantor (the “Guarantee”). The Senior Notes and the Guarantee are collectively referred to herein as the “Securities”. The Senior Notes are to be sold pursuant to the Underwriting Agreement (as defined below).

1	Scope and purpose

1.1
This letter is being delivered in connection with the filing of the Issuer’s Current Report on Form 8-K, which is incorporated into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

1.2
This letter is limited to English law in force at the date of this letter as currently applied and interpreted by the English courts. You should read references to “English law”, and to the “laws of England” accordingly.

1.3
This letter, each opinion expressed in it (each an “opinion statement”) and any non-contractual obligations arising out of or in connection with it (and/or any opinion statement) is governed by and construed in accordance with English law and is subject to the exclusive jurisdiction of the English courts.

1.4
We have not investigated the laws of any country or jurisdiction other than England (or, in connection with taxation matters, the United Kingdom) (a “foreign jurisdiction”). We assume that no law or regulation of a foreign jurisdiction (a “foreign law”) affects any of the opinion statements. We make no opinion statement in relation to any foreign law (including to the extent it may affect matters of English law or the enforceability of any judgment of an English court in the relevant jurisdiction) or the application or interpretation of English law or any foreign law by any court of a foreign jurisdiction (a “foreign court”). We make no opinion statement in relation to the enforceability of any judgement of a foreign court. In relation to any agreement governed by a foreign law referred to in this letter, to the extent relevant to any of our opinion statements, we assume that words and phrases in that agreement have the same meaning they would have if the agreement was governed by English law.

1.5
This letter only applies to those facts and circumstances which exist at the date of this letter. You expressly agree and acknowledge that we do not have and do not assume any obligation to provide you with any opinion or advice, or to update this letter in any respect, after the date of this letter.

1.6
The opinion statements are based on the documents and records that we have examined and our review of the Searches that have been carried out (each as described in this letter) and are subject to the assumptions set out in Schedule 1 (Assumptions), the qualifications and reservations set out in Schedule 2 (Qualifications) and to any matters not disclosed to us. Each opinion statement is strictly limited to the matters stated below and does not extend, by implication or otherwise, to any other matters. Each provision in this letter which has the effect of limiting an opinion statement is independent of any other such provision and is not to be read or implied as restricted by it.

2	Defined terms and headings

2.1	In this letter:

(a)	“Operative Document” means a document described in paragraph 3.1 below.

(b)	“Other Party” means each person (other than the English Guarantor) party to, or which is a beneficiary under, an Operative Document.

(c)	“Search” means a Company Search or a Winding-Up Enquiry.

(d)	“Transaction Party” means the English Guarantor or an Other Party.

2.2
The headings in this letter do not affect its interpretation. In particular, headings are included in Schedule 1 (Assumptions) and Schedule 2 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to a particular opinion statement unless expressly noted therein.

3	Legal review

3.1	For the purposes of issuing this letter, we have reviewed a signed PDF copy (or, in the case of paragraph (d) below, a copy) of each of the following documents:

(a)
an underwriting agreement, governed by the laws of the State of New York, dated September 18, 2025, between, among others, the Issuer, the English Guarantor and the Representatives (as defined therein) (the “Underwriting Agreement”);

(b)
a base indenture, governed by the laws of the State of New York, dated September 30, 2024, between the Issuer and The Bank of New York Mellon, a New York banking corporation as trustee (the “Senior Notes Trustee”) (the “Base Indenture”);

(c)
a second supplemental indenture, dated September 22, 2025, between the Issuer, the English Guarantor and the Senior Notes Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); and

(d)	forms of the Senior Notes.

3.2	We have also examined, in respect of the English Guarantor, a copy of:

(a)	its certificate of incorporation (and any certificate of incorporation on change of its name) and its articles of association (and, if applicable, its memorandum of association);

(b)	resolutions of its directors passed on September 3, 2025 (the “Board Approval”);

(c)	resolutions of its sole member dated September 12, 2025 (the “Member Approval”);

(d)
a certificate signed by a director of the English Guarantor dated September 22, 2025 certifying, among other things, that the entry into and performance of each Operative Document to which it is a party will not contravene any borrowing or guarantee limit contained in its articles of association or which is otherwise applicable to it, that the copies of its constitutional documents, the Board Approval and the Member Approval relating to it are true and accurate copies of the originals of those documents and which includes a specimen of the signature of each person authorised to sign documents and notices on its behalf; and

(e)
the results disclosed in the searches of the publicly available records relating to it at Companies House conducted by Company Registrations Online Limited (“CRO Info”) on September 18, 2025 and September 22, 2025 (each a “Company Search”).

3.3
We have also reviewed the results of searches made by CRO Info on September 18, 2025 and September 22, 2025, in respect of the English Guarantor at (i) the Central Registry of Winding-up Petitions at the Insolvency and Companies List (formerly known as the Companies Court) in London, (ii) the Gazette, and (iii) Companies House (each a “Winding-Up Enquiry”).

3.4
We have not reviewed or examined any other document or record, or made any other enquiry, in connection with the giving of this letter. We have assumed that the documents described in this paragraph 3 are in full force and effect without any amendment (however described) and contain all the relevant information which is material for the purposes of the opinion statements and that there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the Transaction Parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter.

4	Opinion statements

4.1	Status: In respect of the English Guarantor, it is a company duly incorporated with limited liability under the laws of England and remains on the register of companies maintained by Companies House.

4.2
Winding up etc.: In respect of the English Guarantor, the Searches do not reveal that it is in liquidation, administration, receivership or administrative receivership or that a winding up petition has been presented against it.

4.3	Corporate capacity: In respect of the English Guarantor, it has the corporate capacity to enter into and perform each of the Operative Documents to which it is a party.

4.4
Corporate authorisation: In respect of the English Guarantor, it has taken all necessary corporate action to duly authorise the entry into and performance by it of each of the Operative Documents to which it is a party.

4.5
Execution: In respect of the English Guarantor, it has duly executed and delivered each of the Operative Documents to which it is a party in accordance with English law applicable to English companies generally.

4.6	Non-conflict: In respect of the English Guarantor, the entry into and performance by it of each Operative Document to which it is a party will not contravene its memorandum or articles of association.

5	Disclosure

5.1
This opinion is furnished to you in connection with the filing of the Issuer’s Current Report on Form 8-K, which is incorporated into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

5.2
We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K to be filed by the Issuer with the Commission on the date hereof and to be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,

/s/ Kirkland & Ellis International LLP

Kirkland & Ellis International LLP

SCHEDULE 1

ASSUMPTIONS

Status

1
That no Transaction Party has taken any corporate or other action nor have any steps been taken or legal proceedings been started against it for its administration, liquidation, winding-up, dissolution, reorganisation or bankruptcy or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer in respect of it or all or any part of its undertaking, property or assets and each Transaction Party is not unable to pay its debts as they fall due (including at the time it enters into an Operative Document to which it is a party and immediately thereafter as a result of entering into that Operative Document), is not insolvent and has not been dissolved or declared bankrupt.

2
That nothing has occurred in relation to a Transaction Party which corresponds to the matters described in paragraph 1 above in any jurisdiction in which it is incorporated or formed or in any jurisdiction to which it or any of its assets is subject.

Capacity, power and authority

3
That each person who signed an Operative Document on behalf of the English Guarantor (or attested the affixing of its seal) was the person authorised to do so by appropriate corporate action of the English Guarantor and that each such person so signed or attested in a manner recognised by English law as a valid signature of, or attestation to the affixing of the seal to, the relevant Operative Document.

4
That each resolution of the board of directors (or a committee thereof) of the English Guarantor described in a Board Approval and the written resolution of the member of the English Guarantor described in the Member Approval were duly passed at a meeting duly convened and held and remains in full force and effect without modification (including through any further such resolution).

5
That each Operative Document is in the best interests of and will promote the success of the English Guarantor which is a party to it, that any guarantee or indemnity contained in an Operative Document was given for legitimate purposes of the English Guarantor, that the members of the English Guarantor have not in a general meeting of the English Guarantor imposed any restriction on its ability to give guarantees or indemnities and that no provision is required to be made in the financial statements of the English Guarantor for its contingent liability under any such guarantee or indemnity.

6
That the execution, delivery, issue and performance of each Operative Document to which a Transaction Party is a party will not result in any event of default (however described) under, or a breach of, any instrument, agreement or obligation to which that Transaction Party is a party or to which it is subject, as the case may be.

Delivery

7	That each Operative Document has been delivered by each Transaction Party which is a party to it and the absence of any escrow arrangement, formal or otherwise.

Enforceability

8
The obligations expressed to be assumed by each Transaction Party in each Operative Document to which it is a party constitute its legal, valid, binding and enforceable obligations under all applicable laws (including English law).

Documents

9
That all signatures, stamps, seals and markings on all documents submitted to us are genuine and were applied to a complete and final version of the relevant document, that those documents are authentic and complete and remain accurate and up-to-date at the date of this letter, that all signatures which purport to have been attested were made in the presence of the purported witness and that all factual statements contained in those documents (including any factual matter represented by a party to a document) are correct, complete and fair.

10
That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document and the same assumptions made in the previous paragraph are correct in respect of the original.

Searches

11
That the Searches were accurate, complete and up-to-date when carried out (and remain so at the date of this letter) and disclose all information which is necessary or material for the purposes of this letter.

12
That there has been no alteration in the status, position or condition of the English Guarantor (however described) from that revealed in the Searches and, to the extent that any Search is dated prior to the date of this letter, no additional matters would have been disclosed by that Search if it had been carried out at a later time.

13
All documents, forms and notices which should have been delivered to Companies House on behalf of or relating to the English Guarantor have been so delivered and the file of records maintained at Companies House concerning it, and reproduced for public inspection, was complete, accurate and up-to-date at the time of the Searches and the copies of its articles of association (and memorandum, if any) examined by us are complete and up-to-date and would, if issued today, comply with Section 36 of the Companies Act 2006.

Other assumptions

14
The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of any Transaction Party and its respective directors, employees, officers, agents and advisors, that no Transaction Party held a belief that an Operative Document was fundamentally different in substance or in kind from what it actually was, that no Operative Document has been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, any Operative Document and that each Operative Document has been entered into, and will be carried out, by each Transaction Party thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arm’s length commercial terms.

15	There are no other facts relevant to the opinion in paragraph 4.6 (Non-conflict) that do not appear from the Operative Documents and the Searches.

SCHEDULE 2
QUALIFICATIONS

General qualifications

1	No opinion statement is expressed as to matters of fact.

2
We are not making any opinion statement as to any taxation matters or consequences which will or may arise as a result of any transaction effected in connection with any Operative Document or the rights or remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purposes “taxation” and “taxes” shall be deemed to include stamp duties, stamp duty reserve tax and value added tax (or similar indirect taxes).

3	We express no opinion as to whether the English Guarantor is eligible for a moratorium under Schedule A1 of the Insolvency Act 1986.

Searches

4
The Searches are not capable of revealing definitively whether or not (a) a winding-up order or administration order has been made, (b) a receiver, administrative receiver, administrator or liquidator has been appointed, (c) a petition for winding-up or a petition, application or notice for the appointment of a receiver, administrative receiver, administrator or liquidator has been presented or filed at court, (d) a company voluntary arrangement has been proposed or approved, (e) a resolution for winding-up has been passed, (f) a moratorium is in force, or (g) whether any other insolvency proceeding has been commenced.

5
In relation to a Winding-Up Enquiry at the Insolvency and Companies List, it is made at the Central Registry of Winding-up Petitions which relates to compulsory winding-up and administration in the High Court of England in London only. Those enquiries will not reveal winding-up or administration proceedings commenced in a District Registry of the High Court of England. It is not possible to carry out a search for winding-up or administration proceedings in the District Registries unless an application is made to each relevant District Judge and a fee is paid. We have not made any such application.

6	The Searches will not reveal if the English Guarantor is subject to insolvency proceedings in a foreign jurisdiction.

Other

7
The rights of the Transaction Parties may be limited by bankruptcy, insolvency, liquidation, reorganisation, reconstruction, receivership, administrative receivership, administration, moratorium and other laws of general application relating to or affecting the rights of creditors (including secured creditors) generally.

Guarantees

8
English law is protective of the rights of guarantors and similar persons who undertake to make a payment if a principal debtor fails to make a payment. Their liability may be reduced, discharged or extinguished notwithstanding the express terms of the guarantee or other payment undertaking to the contrary including as a result of the invalidity of, or inability to enforce, the primary obligation for any reason, the alteration of the primary obligation or any failure to take (or the release of or any alteration to) guarantees or other credit support given by the principal debtor or any other person (including other guarantors).

9
A guarantee given by a company in respect of the obligations of a company which is its direct or indirect parent (or a subsidiary of its direct or indirect parent which is not also its subsidiary) may be unenforceable if the giving of that guarantee amounts to an unlawful distribution to its shareholders or a reduction in its capital.

10
We render no opinion regarding the validity, binding effect and enforceability of any agreement to the extent that it involves any obligation (including any guaranty) with respect to any “swap” (as such term is defined in the Commodity Exchange Act 1936) by any guarantor which is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act 1936).